EXHIBIT 99.2

        FIRST 24-HOUR LIVE INTERACTIVE INTERNET TV REALITY SHOW TO DEBUT
          IN JUNE; OURPRISONER WILL ALLOW INTERNET AUDIENCE TO CONTROL
                 EVERY ASPECT OF VOLUNTEER'S LIFE FOR 6 MONTHS

         RED BANK, N.J., June 8, 2006 -- The first 24-hour live interactive Internet television reality program will debut on June 14, announced executive producer Darin Myman of BigString Interactive, a wholly owned subsidiary of BigString Corporation (OTC BB: BSGC).

         The program, OurPrisoner, features a 35-year-old-single-man, Kieran Vogel, who has volunteered to allow the Internet audience to control every aspect of his life for six months live, on camera, 24 hours a day, seven days a week. Most aspects of Vogel's life in a suburban New Jersey home will be streamed in real time and unedited. Through an interactive media platform, viewers can vote to determine what he wears, what he eats, whom he dates, to whom he talks, what he watches on TV, what music he listens to, and much more. He will also react to viewer calls and emails.

         Vogel, who suffers from a host of neuroses, waived his rights to privacy and doctor-patient privilege to allow viewers to see his twice-weekly sessions with therapist-life coach Diane Lang. Lang, an adjunct professor of psychology at Montclair State University and Centenary College, has a post masters in advanced counseling from Montclair State, and an MA in counseling and a BA in liberal arts from the New York Institute of Technology.

         If OurPrisoner makes it through the six months he will win a prize package worth upwards of $500,000. If Vogel walks away before finishing his six-month commitment, he gets nothing.

         OurPrisoner can be viewed on-line at OurPrisoner.com 24 hours a day, seven days a week.

         On Friday nights Vogel will host a party for friends that viewers decide to let visit him. Music, dancing and dance lessons will be seen live. And viewers can determine what dances he learns. Kieran, who is a world-class kazoo player, will accompany his guitarist brother to play viewer requests. Several times a day he will give away prizes to viewers who correctly answer his trivia questions via email. As Kieran builds a relationship with his audience, they will help decide if he should be rewarded or punished by either taking away or granting privileges.

         Vogel, who is a graduate of the School of Visual Arts, is a freelance artist. He is a struggling cartoonist and writes poetry besides playing the kazoo.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. A subsidiary, BigString Interactive, is an

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interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

BigString Corporation
Darin Myman, 732-741-2840
darin@bigstring.com
or
Greene Inc.
Howard Greene or Amy Trotta, 516-825-0400 howard@greeneincpr.com